Exhibit 99.1

FOR IMMEDIATE RELEASE
January 21, 2016
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Maureen Brown (maureen.brown@huntington.com), 614.480.5512
Brent Wilder (brent.wilder@huntington.com), 614.480.5875
HUNTINGTON BANCSHARES INCORPORATED REPORTS 2015 FOURTH QUARTER RESULTS INCLUDING 9% YEAR-OVER-YEAR REVENUE GROWTH AND 11% YEAR-OVER-YEAR EPS GROWTH
COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported net income for the 2015 fourth quarter of $178 million, or a 9% increase from the year-ago quarter. Earnings per common share for the 2015 fourth quarter were $0.21, up 11% from the year-ago quarter. Return on average assets was 1.00%, while return on average tangible common equity was 12.4%.
2015 full-year net income was $693 million, an increase of 10% from the prior year. Earnings per common share for the year were $0.81, up 13% from the prior year. Return on average assets for the full year was 1.01%, while return on average tangible common equity was 12.4%. Total revenue increased 6% over the prior year.
“We are very pleased with our 2015 performance. Impressive full-year revenue growth, coupled with disciplined expense control, delivered strong net income and EPS growth for our shareholders,” said Steve Steinour, chairman, president and CEO. “Our consistent execution of disciplined lending and investment within a risk-balanced environment continues to pay off. We also took proactive steps to better position the company moving into 2016 by investing in key growth drivers, such as technology and our in-store strategy, while exiting some non-core businesses.”
“I am particularly encouraged with our fee income growth as our fourth quarter performance resulted in a strong finish for the year,” Steinour said. “Furthermore, the finalization of our in-store branch expansion is also visibly supporting our deposit and loan growth.”
The Board of Directors declared a quarterly cash dividend on the company’s common stock of $0.07 per common share. The dividend is payable April 1, 2016, to shareholders of record on March 18, 2016.
Full-year 2015 highlights compared with 2014:

•	$3.2 billion, or 7%, increase in average loans and leases, including a $1.4 billion, or 8%, increase in Commercial and Industrial loans and a $1.1 billion, or 14%, increase in Automobile loans

•
$4.0 billion, or 9%, increase in average total core deposits, including a $2.4 billion, or 17%, increase in average noninterest bearing demand deposits and a $1.5 billion, or 8%, increase in money market deposits

•	$178 million, or 6%, increase in fully-taxable equivalent revenue, including a $118 million, or 6%, increase in fully-taxable equivalent net interest income

•	Net interest margin of 3.15%, a decrease of 8 basis points

•	$60 million, or 6%, increase in noninterest income, including a $27 million increase in mortgage banking and a $37 million increase in cards and payment processing income

•	Net charge-offs represented 0.18% of average loans and leases, down from 0.27%

•	23.0 million common shares repurchased at an average price of $10.93 per share

•	$0.29, or 4%, increase in tangible book value per common share (TBVPS) to $6.91; end of period dividend yield of 2.5%

2015 Fourth Quarter highlights compared with 2014 Fourth Quarter:

•
$2.7 billion, or 6%, increase in average loans and leases, primarily driven by a $1.3 billion, or 7%, increase in commercial and industrial loans and a $0.8 billion, or 9%, increase in automobile loans

•	$2.1 billion, or 17%, increase in average securities, including a net increase of $0.7 billion of direct purchase municipal instruments originated by our Commercial segment

•
$4.6 billion, or 9%, increase in average total deposits and a $3.9 billion, or 8%, increase in average total core deposits, driven by a $2.0 billion, or 13%, increase in noninterest bearing deposits and a $1.4 billion, or 8%, increase in money market deposits

•
$63 million, or 9%, increase in fully-taxable equivalent revenue, comprised of a $25 million, or 5%, increase in fully-taxable equivalent net interest income and a $39 million, or 17%, increase in noninterest income

•	Net interest margin of 3.09%, a decrease of 9 basis points

•	Net charge-offs represented 0.18% of average loans and leases, down from 0.20%

Table 1 – Earnings Performance Summary

	Full Year		2015		2014
($ in millions, except per share data)	2015	2014	Fourth Quarter	Third Quarter	Fourth Quarter
Net income	$693	$632	$178	$153	$164
Diluted earnings per common share	0.81	0.72	0.21	0.18	0.19

Return on average assets	1.01%	1.01%	1.00%	0.87%	1.00%
Return on average common equity	10.7	10.2	10.8	9.3	10.3
Return on average tangible common equity	12.4	11.8	12.4	10.7	11.9
Net interest margin	3.15	3.23	3.09	3.16	3.18
Efficiency ratio	64.5	65.1	63.7	69.1	66.2

Tangible book value per common share	$6.91	$6.62	$6.91	$6.88	$6.62
Cash dividends declared per common share	0.25	0.21	0.07	0.06	0.06
Average diluted shares outstanding (000’s)	817,129	833,081	810,143	814,326	825,338

Average earning assets	$63,023	$57,705	$64,961	$63,323	$60,010
Average loans and leases	48,646	45,425	49,827	49,046	47,092
Average core deposits	50,121	46,147	51,585	50,891	47,638

Tangible common equity / tangible assets ratio	7.81%	8.17%	7.81%	7.89%	8.17%
Common equity Tier 1 risk-based capital ratio	9.79	N/A	9.79	9.72	N/A
Tier 1 common risk-based capital ratio	N/A	10.23	N/A	N/A	10.23

NCOs as a % of average loans and leases	0.18%	0.27%	0.18%	0.13%	0.20%
NAL ratio	0.74	0.63	0.74	0.72	0.63
ACL as a % of total loans and leases	1.33	1.40	1.33	1.32	1.40
N/A denotes quarters in which the calculation did not apply

Table 2 lists certain items that Management believes are significant in understanding corporate performance and trends (see Basis of Presentation). There were two Significant Items in the 2015 fourth quarter: (a) $8 million of franchise repositioning expense related to branch closures and impairment of facilities' leases, and (b) $0.4 million of merger and acquisition-related net gains from the sale of Huntington Asset Advisors ("HAA"), Huntington Asset Services ("HASI"), and Unified Financial Securities ("Unified"), which were completed during the 2015 fourth quarter, partially offset by expenses related to the acquisition of Macquarie Equipment Finance, subsequently rebranded Huntington Technology Finance (“HTF”).

Table 2 – Significant Items Influencing Earnings

Three Months Ended		Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)		Amount	Amount (1)	EPS (2)
December 31, 2015 – net income			$178	$0.21
•	Franchise repositioning-related expense	$(8)	(5)	(0.01)
•	Merger and acquisition-related net gains	0	0	—
September 30, 2015 – net income			$153	$0.18
•	Addition to litigation reserves	$(38)	(25)	(0.03)
•	Merger and acquisition-related net expenses	(5)	(3)	—
June 30, 2015 – net income			$196	$0.23
•	Merger and acquisition-related net expenses	$(2)	(1)	—
March 31, 2015 – net income			$166	$0.19
•	Merger and acquisition-related net expenses	$(3)	(2)	—
December 31, 2014 – net income			$164	$0.19
•	Addition to litigation reserves	$(12)	(8)	(0.01)
•	Franchise repositioning-related expense	(9)	(6)	(0.01)

(1)	Favorable (unfavorable) impact on net income; 35% operating tax rate

(2)	EPS reflected on a fully diluted basis
Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – Disciplined Loan and Deposit Pricing Minimizes NIM Compression

	2015	2014		2015		2014
($ in millions)	Full Year	Full Year	Change YOY	Fourth Quarter	Third Quarter	Fourth Quarter	Change (%)
							LQ	YOY
Net interest income	$1,951	$1,837	6%	$497	$495	$473	—%	5%
FTE adjustment	32	28	17	8	8	8	3	12
Net interest income - FTE	1,983	1,865	6	505	503	481	—	5
Noninterest income	1,039	979	6	272	253	233	8	17
Total revenue - FTE	$3,022	$2,844	6%	$777	$756	$714	3%	9%

	2015	2014			2015		2014
	Full Year	Full Year	Change YOY		Fourth Quarter	Third Quarter	Fourth Quarter	Change bp
Yield / Cost								LQ	YOY
Total earning assets	3.41%	3.47%	(6	) bp	3.37%	3.42%	3.41%	(5) bp	(4) bp
Total loans and leases	3.64	3.71	(7)		3.59	3.65	3.60	(6)	(1)
Total securities	2.60	2.57	3		2.58	2.59	2.65	(1)	(7)
Total interest-bearing liabilities	0.37	0.34	3		0.41	0.39	0.32	2	9
Total interest-bearing deposits	0.22	0.25	(3)		0.23	0.22	0.23	1	—

Net interest rate spread	3.04	3.13	(9)		2.96	3.03	3.09	(7)	(13)
Impact of noninterest-bearing funds on margin	0.11	0.10	1		0.13	0.13	0.09	—	4
Net interest margin	3.15%	3.23%	(8	) bp	3.09%	3.16%	3.18%	(7) bp	(9) bp
See Pages 8-10 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2015 fourth quarter increased $25 million, or 5%, from the 2014 fourth quarter. This reflected the benefit from the $5.0 billion, or 8%, increase in average earning assets partially offset by a 9 basis point reduction in the FTE net interest margin (NIM) to 3.09%. Average earning asset growth included a $2.7 billion, or 6%, increase in average loans and leases and a $2.1 billion, or 17%, increase in average securities. The NIM contraction reflected a 4 basis point decrease related to the mix and yield of earning assets and 9 basis point increase in funding costs, partially offset by the 4 basis point increase in the benefit from noninterest-bearing funds.
Compared to the 2015 third quarter, FTE net interest income increased $2 million, or less than 1%. Average earning assets increased $1.6 billion, or 3%, sequentially, while the NIM decreased 7 basis points. The decrease in the NIM reflected a 5 basis point decrease related to the mix and yield of earning assets and a 2 basis point increase in the cost of interest-bearing liabilities.

Table 4 – Average Earning Assets – C&I and Automobile Continue to Drive Loan Growth

	2015	2014		2015		2014
($ in billions)	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$19.7	$18.3	8%	$20.2	$19.8	18.9	2%	7%
Commercial real estate	5.2	5.0	5	5.3	5.3	5.1	(1)	4
Total commercial	25.0	23.3	7	25.5	25.1	24.0	1	6
Automobile	8.8	7.7	14	9.3	8.9	8.5	5	9
Home equity	8.5	8.4	1	8.5	8.5	8.5	(1)	—
Residential mortgage	5.9	5.6	6	6.1	6.0	5.8	1	6
Other consumer	0.5	0.4	21	0.5	0.5	0.4	10	32
Total consumer	23.7	22.1	7	24.4	23.9	23.1	2	5
Total loans and leases	48.6	45.4	7	49.8	49.0	47.1	2	6
Total securities	13.6	11.9	15	14.5	13.7	12.5	6	17
Held-for-sale and other earning assets	0.7	0.4	82	0.6	0.6	0.5	7	29
Total earning assets	$63.0	$57.7	9%	$65.0	$63.3	$60.0	3%	8%
See Page 7 and 18 of Quarterly Financial Supplement for additional detail.
Average earning assets for the 2015 fourth quarter increased $5.0 billion, or 8%, from the year-ago quarter, driven by:

•
$2.1 billion, or 17%, increase in average securities, primarily reflecting the reinvestment of cash flows and additional investment in Liquidity Coverage Ratio (LCR) Level 1 qualifying securities. The 2015 fourth quarter average balance also included $2.0 billion of direct purchase municipal instruments originated by our Commercial segment, up from $1.2 billion in the year-ago quarter.

•
$1.3 billion, or 7%, increase in average Commercial and Industrial (C&I) loans and leases, primarily reflecting the $1.1 billion increase in asset finance, including the $0.8 billion of equipment finance leases acquired in the HTF transaction at the end of the 2015 first quarter.

•	$0.8 billion, or 9%, increase in average Automobile loans. The 2015 fourth quarter represented the eighth consecutive quarter of greater than $1.0 billion in originations.

•	$0.3 billion, or 6%, increase in average Residential mortgage loans.
Compared to the 2015 third quarter, average earning assets increased $1.6 billion, or 3%. This increase reflected a $0.8 billion, or 6%, increase in average securities, a $0.4 billion, or 5%, increase in Automobile loans, and a $0.4 billion, or 2%, increase in C&I loans.

Table 5 – Average Deposits and Average Debt – Robust Growth in Noninterest Bearing Demand, Money Market, and Interest Bearing Demand Deposits Continues

	2015	2014		2015		2014
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in billions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest bearing	$16.3	$14.0	17%	$17.2	$17.0	$15.2	1%	13%
Demand deposits - interest bearing	6.6	5.9	11	6.9	6.6	5.9	5	16
Total demand deposits	22.9	19.9	15	24.1	23.6	21.1	2	14
Money market deposits	19.4	17.9	8	19.8	19.5	18.4	2	8
Savings and other domestic deposits	5.2	5.0	4	5.2	5.2	5.1	—	3
Core certificates of deposit	2.6	3.3	(21)	2.4	2.5	3.1	(4)	(21)
Total core deposits	50.1	46.1	9	51.6	50.9	47.6	1	8
Other domestic deposits of $250,000 or more	0.3	0.2	6	0.4	0.2	0.2	96	112
Brokered deposits and negotiable CDs	2.8	2.1	29	2.9	2.8	2.4	5	20
Other deposits	0.5	0.4	34	0.4	0.5	0.5	(19)	(17)
Total deposits	$53.6	$48.9	10%	$55.3	$54.4	$50.8	2%	9%

Short-term borrowings	$1.3	$2.8	(51)%	$0.5	$0.8	$2.7	(38)%	(80)%
Long-term debt	5.6	3.5	60	6.8	6.1	4.0	12	72
Total debt	$6.9	$6.3	10%	$7.3	$6.9	$6.7	6%	9%

Total Interest-bearing liabilities	$44.2	$41.2	7%	$45.5	$44.3	$42.2	3%	8%
See Page 7 and 18 of Quarterly Financial Supplement for additional detail.
Average total deposits for the 2015 fourth quarter increased $4.6 billion, or 9%, from the year-ago quarter, including a $3.9 billion, or 8%, increase in average total core deposits. The growth in average total core deposits more than fully funded the year-over-year increase in average total loans and leases. Average total interest-bearing liabilities increased $3.3 billion, or 8%, from the year-ago quarter. Year-over-year changes in average total deposits and average total debt included:

•
$3.0 billion, or 14%, increase in average total demand deposits, including a $2.0 billion, or 13%, increase in average noninterest bearing demand deposits and a $1.0 billion, or 16%, increase in average interest bearing demand deposits. The increase in average total demand deposits was comprised of a $2.1 billion, or 16%, increase in average Commercial demand deposits and a $0.8 billion, or 11%, increase in average consumer demand deposits.

•	$1.4 billion, or 8%, increase in average money market deposits, reflecting continued banker focus across all segments on obtaining our customers’ full deposit relationship.

•
$0.7 billion, or 9%, increase in average total debt, reflecting a $2.9 billion, or 72%, increase in average long-term debt partially offset by a $2.2 billion, or 80%, reduction in average short-term borrowings. The increase in average long-term debt reflected the issuance of $3.1 billion of bank-level senior debt during 2015, including $0.9 billion during the 2015 fourth quarter, as well as $0.5 billion of debt assumed in the HTF acquisition at the end of the 2015 first quarter.

•	$0.5 billion, or 20%, increase in average brokered deposits and negotiable CDs, which were used to efficiently finance balance sheet growth while continuing to manage the overall cost of funds.
Partially offset by:

•	$0.6 billion, or 21%, decrease in average core certificates of deposit due to the strategic focus on changing the funding sources to low- and no-cost demand deposits and money market deposits.
Compared to the 2015 third quarter, average noninterest bearing demand deposits increased $0.2 billion, or 1%, and average total interest-bearing liabilities increased $1.2 billion, or 3%. The increase in average total interest-bearing liabilities reflected the issuance of $0.9 billion of long-term debt during the 2015 fourth quarter, a

$0.3 billion, or 2%, increase in average money market deposits, and a $0.3 billion, or 5%, increase in average interest bearing demand deposits, partially offset by a $0.3 billion decrease in average short-term borrowings.
Noninterest Income
Table 6 – Noninterest Income – Service Charges on Deposit Accounts and Electronic Banking Drive Growth

	2015	2014		2015		2014
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$280	$274	2%	$73	$75	$67	(3)%	8%
Cards and payment processing income	143	105	35	38	37	28	3	34
Mortgage banking income	112	85	32	31	19	14	66	124
Trust services	106	116	(9)	25	25	29	1	(12)
Insurance income	65	65	—	16	16	16	(4)	(4)
Brokerage income	60	68	(12)	14	15	16	(4)	(10)
Capital markets fees	54	44	23	14	13	14	8	—
Bank owned life insurance income	52	57	(8)	13	13	15	6	(10)
Gain on sale of loans	33	21	57	10	6	5	72	87
Securities (losses) gains	1	18	(96)	—	—	—	—	—
Other income	133	126	5	37	35	29	8	30
Total noninterest income	$1,039	$979	6%	$272	$253	$233	8%	17%
See Pages 10, 11, 21, and 22 of Quarterly Financial Supplement for additional detail.
Noninterest income for the 2015 fourth quarter increased $39 million, or 17%, from the year-ago quarter. The year-over-year increase primarily reflected:

•
$17 million, or 124%, increase in mortgage banking income, reflecting an $11 million increase in origination and secondary marketing revenues and a $5 million increase from net MSR hedging-related activities.

•	$10 million, or 34%, increase in cards and payment processing income, due to higher card related income and underlying customer growth.

•	$9 million, or 30%, increase in other income, including $6 million of operating lease income related to HTF and the $3 million gain on the sale of HAA, HASI, and Unified.

•
$5 million, or 8%, increase in service charges on deposit accounts, reflecting the benefit of continued new customer acquisition including a 2.0% increase in Commercial checking relationships and a 4.0% increase in consumer checking households.

•	$5 million, or 87%, increase in gain on sale of loans, reflecting strong SBA loan sales in the 2015 fourth quarter.
Partially offset by:

•
$4 million, or 12%, decrease in trust services, primarily related to our fiduciary trust businesses moving to a more open architecture platform and a decline in assets under management in proprietary mutual funds. During the 2015 fourth quarter, the company closed the previously announced transactions to transition the Huntington Funds and to sell HAA, HASI, and Unified.

Compared to the 2015 third quarter, total noninterest income increased $19 million, or 8%. Mortgage banking income increased $12 million, or 66%, primarily driven by a $9 million increase in net MSR hedging-related activities and a $4 million increase in origination and secondary marketing income. Gain on sale of loans increased $4 million, or 72%, as a result of higher SBA loan sales. Other noninterest income increased $3 million, or 8%, primarily reflecting the $3 million gain on the sale of HAA, HASI, and Unified.

Noninterest Expense (see Basis of Presentation)
Table 7 – Noninterest Expense from Continuing Operations (GAAP) – Investments in HTF, In-Store Strategy, and Technology Drive Increase in Noninterest Expense

	2015	2014		2015		2014
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$1,122	$1,049	7%	$289	$286	$263	1%	10%
Outside data processing and other services	231	213	9	64	59	54	9	19
Equipment	125	120	4	32	31	32	1	(1)
Net occupancy	122	128	(5)	33	29	32	13	4
Marketing	52	51	3	12	12	12	(1)	(3)
Professional services	50	60	(16)	13	12	16	9	(17)
Deposit and other insurance expense	45	49	(9)	11	12	13	(4)	(15)
Amortization of intangibles	28	39	(29)	4	4	11	(3)	(64)
Other expense	201	175	15	42	82	51	(49)	(18)
Total noninterest expense	$1,976	$1,882	5%	$499	$527	$484	(5)%	3%
(in thousands)
Number of employees (Average full-time equivalent)	12.2	11.9	3%	12.4	12.4	11.9	—%	4%
Table 8 - Impacts of Significant Items

	2015	2014	2015		2014
	Full	Full	Fourth	Third	Fourth
($ in millions)	Year	Year	Quarter	Quarter	Quarter
Personnel costs	$5	$20	$2	$3	$2
Outside data processing and other services	4	6	2	2	—
Equipment	—	2	—	—	2
Net occupancy	5	11	5	—	4
Marketing	—	1	—	—	—
Professional services	5	2	1	—	—
Other expense	39	23	—	38	12
Total noninterest expense	$58	$65	$10	$43	$20

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2015	2014		2015		2014
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$1,117	$1,029	9%	$287	$283	$261	1%	10%
Outside data processing and other services	227	207	10	62	57	53	9	17
Equipment	125	117	7	32	31	30	3	7
Net occupancy	117	117	—	28	29	27	(3)	4
Marketing	52	49	6	12	12	12	—	—
Professional services	45	57	(21)	12	12	16	—	(25)
Deposit and other insurance expense	45	49	(8)	11	12	13	(8)	(15)
Amortization of intangibles	28	39	(28)	4	4	11	—	(64)
Other expense	162	152	7	41	43	39	(5)	5
Total noninterest expense	$1,918	$1,816	6%	$488	$483	$463	1%	5%
See Page 10 and 21 of Quarterly Financial Supplement for additional detail.

Reported noninterest expense for the 2015 fourth quarter increased $15 million, or 3%, from the year-ago quarter. Changes in reported noninterest expense primarily reflect:

•
$26 million, or 10%, increase in personnel costs, reflecting a $26 million increase in salaries related to the May implementation of annual merit increases, the addition of HTF, and a 4% increase in the number of average full-time equivalent employees, largely related to the build-out of the in-store strategy.

•	$10 million, or 19%, increase in outside data processing and other services expense, primarily related to ongoing technology investments.
Partially offset by:

•
$9 million, or 18%, decrease in other expense, primarily reflecting the $12 million net increase to litigation reserves in the 2014 fourth quarter partially offset by $4 million of operating lease expense related to HTF.

•	$7 million, or 64%, decrease in amortization of intangibles reflecting the full amortization of the core deposit intangible from the Sky Financial acquisition at the end of the 2015 second quarter.
Reported noninterest expense decreased $28 million, or 5%, from the 2015 third quarter. Other expense decreased $40 million, or 49%, from the prior quarter, primarily reflecting the $38 million addition to litigation reserves in the 2015 third quarter. Outside data processing and other services increased $5 million, or 9%, due to costs related to the build-out of the in-store strategy and ongoing technology investments. Net occupancy expense increased $4 million, or 13%, primarily due to actions related to franchise repositioning.
Credit Quality
Table 10 – Credit Quality Metrics – NCOs Remain Below the Long-Term Goal, while NPAs Rise Sequentially

	2015				2014
($ in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
Total nonaccrual loans and leases	$371,581	$356,477	$364,339	$364,413	$300,244
Total other real estate, net	27,342	24,910	29,232	33,951	35,039
Other NPAs (1)	—	—	2,440	2,440	2,440
Total nonperforming assets	398,923	381,387	396,011	400,804	337,723
Accruing loans and leases past due 90 days or more	105,790	105,608	106,878	112,935	130,481
NPAs + accruing loans and lease past due 90 days or more	$504,713	$486,995	$502,889	$513,739	$468,204
NAL ratio (2)	0.74%	0.72%	0.75%	0.76%	0.63%
NPA ratio (3) (4)	0.79	0.77	0.81	0.84	0.71
(NPAs+90 days)/(Loans+OREO)	1.00	0.98	1.03	1.08	0.98
Provision for credit losses	$36,468	$22,476	$20,419	$20,591	$2,494
Net charge-offs	21,823	16,163	25,375	24,432	22,975
Net charge-offs / Average total loans	0.18%	0.13%	0.21%	0.20%	0.20%
Allowance for loans and lease losses	$597,843	$591,938	$599,542	$605,126	$605,196
Allowance for unfunded loan commitments and letters of credit	72,081	64,223	55,371	54,742	60,806
Allowance for credit losses (ACL)	$669,924	$656,161	$654,913	$659,868	$666,002
ACL as a % of:
Total loans and leases	1.33%	1.32%	1.34%	1.38%	1.40%
NALs	180	184	180	181	222
NPAs	168	172	165	165	197

(1)	Other nonperforming assets includes certain impaired investment securities.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases and net other real estate.

(4)	Excludes approximately $9 million of nonaccruing troubled debt restructured home equity loans transferred to held-for-sale.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Overall asset quality remains strong, with modest volatility based on the absolute low level of problem credits. Nonaccrual loans and leases (NALs) increased $71 million, or 24%, from the year-ago quarter to $372 million, or 0.74% of total loans and leases. The increase was primarily centered in the Commercial portfolio and was primarily comprised of several large energy-related relationships. Nonperforming assets (NPAs) increased $61 million, or 18%, from the year-ago quarter to $399 million, or 0.79% of total loans and leases and net OREO. NALs increased $15 million, or 4%, from the prior quarter, while NPAs increased $18 million, or 5%, from the prior quarter.
The provision for credit losses increased to $36 million in the 2015 fourth quarter compared to $2 million in the 2014 fourth quarter. Net charge-offs (NCOs) decreased $1 million, or 5%, to $22 million. NCOs represented an annualized 0.18% of average loans and leases in the current quarter, up from 0.13% in the prior quarter but down from 0.20% in the year-ago quarter. The quarter's results were positively impacted by recovery activity in the C&I and CRE portfolios as a result of continued successful workout strategies. The increase in Consumer charge-offs from the prior quarter was centered in the Indirect Auto portfolio primarily as a result of seasonality.  We continue to be pleased with the net charge-off performance across the entire portfolio, as we remain below our targeted range.  Overall consumer credit metrics, led by the Home Equity portfolio continue to show an improving trend, while the Commercial portfolios continue to experience some quarter-to-quarter volatility based on the absolute low level of problem loans.
The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.33% from 1.40% a year ago, while the ACL as a percentage of period-end total NALs decreased to 180% from 222%. Management believes the level of the ACL is appropriate given the improvement in the credit quality metrics and the current composition of the overall loan and lease portfolio.
Capital
Table 11 – Capital Ratios – Capital Levels Support Continued Balance Sheet Growth and Capital Return to Shareholders

		2015				2014
($ in millions)		December 31,	September 30,	June 30,	March 31,	December 31,
Tangible common equity / tangible assets ratio		7.81%	7.89%	7.91%	7.95%	8.17%
Regulatory common equity tier 1 risk-based capital ratio (1)	Basel III	9.79%	9.72%	9.65%	9.51%	N/A
Tier 1 common risk-based capital ratio	Basel I	N/A	N/A	N/A	N/A	10.23%
Regulatory Tier 1 risk-based capital ratio (1)	Basel III	10.53%	10.49%	10.41%	10.22%	N/A
	Basel I	N/A	N/A	N/A	N/A	11.50%
Regulatory Total risk-based capital ratio (1)	Basel III	12.64%	12.70%	12.62%	12.48%	N/A
	Basel I	N/A	N/A	N/A	N/A	13.56%
Total risk-weighted assets (1)	Basel III	$58,420	$57,839	$57,850	$57,840	N/A
	Basel I	N/A	N/A	N/A	N/A	$54,479
N/A denotes quarters in which the calculation did not apply

(1)	December 31, 2015 figures are estimated and are presented on a Basel III basis, including the standardized approach for calculating risk-weighted assets.
See Pages 16 and 17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.81% at December 31, 2015, down 36 basis points from a year ago. On a Basel III basis, the regulatory Common Equity Tier 1 (CET1) risk-based capital ratio was 9.79% at December 31, 2015, and the regulatory Tier 1 risk-based capital ratio was 10.53%. On a Basel I basis, the Tier 1 common risk-based capital ratio was 10.23% at December 31, 2014, and the regulatory Tier 1 risk-based capital ratio was 11.50%. All capital ratios were impacted by the repurchase of 23.0 million common shares over the last four quarters.
During the 2015 fourth quarter, the company repurchased 2.5 million common shares at an average price of $11.59 per share under the $366 million repurchase authorization included in the 2015 CCAR capital plan.

Income Taxes
The provision for income taxes in the 2015 fourth quarter was $56 million and $57 million in the 2014 fourth quarter. The effective tax rates for the 2015 fourth quarter and 2014 fourth quarter were 23.8% and 25.9%, respectively. At December 31, 2015, we had a net federal deferred tax asset of $7 million and a net state deferred tax asset of $43 million.
Expectations – 2016
“We are well positioned starting the new year,” Steinour said. “Although we continue to conservatively budget for unchanged interest rates through 2016, the Federal Reserve’s December rate increase is an encouraging sign for the near-term operating environment. We will continue to execute our core strategies to deepen and grow customer relationships while carefully managing expenses to stay on course for 2016 performance.”
Excluding Significant Items and net MSR activity, we expect full-year revenue growth will be consistent with our long-term financial goal of 4-6%. While continuing to proactively invest in the franchise, we will manage the expense base to reflect the revenue environment.
Overall, asset quality metrics are expected to remain near current levels, although moderate quarterly volatility also is expected, given the quickly evolving macroeconomic conditions, commodities and currency market volatility, and current low level of problem assets and credit costs. We anticipate NCOs will remain below our long-term normalized range of 35 to 55 basis points.
The effective tax rate for 2016 is expected to be in the range of 25% to 28%.
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on January 21, 2016, at 9:00 a.m. (Eastern Standard Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (844) 318-8148; Conference ID# 11113312. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through January 29, 2016 at (855) 859-2056 or (404) 537-3406; conference ID# 11113312.
Please see the 2015 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington’s website, www.huntington.com.
Forward-looking Statement
This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation or adverse legal developments in the proceedings; (9) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and
(10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2014 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this fourth quarter earnings release, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the Company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the Company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2014 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the Company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
About Huntington
Huntington Bancshares Incorporated is a $71 billion asset regional bank holding company headquartered in Columbus, Ohio, with a network of more than 750 branches and more than 1,500 ATMs across six Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.
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